Exhibit 99.1

Amedisys

Third Quarter 2004 Earnings

November 3, 2004

10:00am EST

OPERATOR: Good morning ladies and gentlemen and welcome to the Amedisys <Company: Amedisys; Ticker: AMED; URL: http://www.amedisys.com/> Third Quarter 2004 conference call. At this time all participants have been placed on a listen only mode and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to your host, Mr. Brian Ritchie from Euro RSCG Life NRP <Company: Euro RSCG Life; URL: http://www.eurorscglife.com/ >. Sir you may begin.

BRIAN RITCHIE, EURO RSCG LIFE NRP: Good morning and thank you for joining us for today’s Amedisys investor conference call to discuss recent corporate developments relative to this morning’s third quarter 2004 earnings announcement. By now you should have received the press release. If for some reason you have not received the press release or are unable to log onto the webcast please call me, Brian Ritchie of Euro RSCG Life NRP at 212-845-4269 and I’ll be happy to assist you. Speaking today we have Amedisys’ President and Chief Executive Officer, Bill Borne, the company’s Chief Financial Officer, Greg Browne and the company’s President and Chief Operating Officer, Larry Graham. Management will give you an overview of the quarter highlights and then open the call for questions and answers. Before we get started we would like to remind you that this conference call may contain forward-looking statements regarding future events of the future financial performance of the company, including without limitation statements regarding operating results in calendar 2004, earnings per share in 2004, growth opportunities and other statements that refer to Amedisys’ plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change. For additional information please see the cautionary statements included in Amedisys’ most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission. At this time I will turn the conference call over to Bill Borne. Please go ahead Mr. Borne.

BILL BORNE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMEDISYS: Thanks Brian. Good morning. I’d like to thank everybody for calling in this morning. This conference call reflects a milestone in the developmental history of Amedisys. It is our first investor conference call following our first public offering as a company. We want to welcome our new shareholders and we appreciate the opportunity to share the Amedisys vision with an expanded group of investors. Management is committed to ensuring and maintaining the strategic direction and generating appropriate returns for all of our investors. The future of home nursing is very bright and Amedisys intends to take full advantage of new growth opportunities. The company continues to focus on our core strategic initiatives of which we have outlined in previous calls; primarily our efforts are focused on internal growth supplemented with acquisitions that meet our stated criteria. Our intention is to use a significant portion of the proceeds ready in our recent offering for acquisitions. We have seen a continued substantial increase in our internal growth rate of admissions to 30 percent in the third quarter as compared to 10 percent in the third quarter of 2003. Larry will comment in greater detail on our strong rate of internal growth but I would like to give my thanks to the hard work of our entire staff that have made this growth possible. We are pleased to welcome the employees of Freedom Home Health to Amedisys. This acquisition represents our continued expansion into Virginia, which includes the Richmond market. In addition we would like to welcome the employees of Winyah <Company: Winyah Health Care Group; URL: http://www.winyahcare.com/> in Augusta, Georgia. This acquisition also marks our entry into that market.

Our balance sheet has improved significantly over the past quarter, benefiting from both strong cash flow and approximately $68 million raised from our recent offering. Our current cash position is in excess of $93 million. In preparation for continued dynamic growth we are increasing operational and administrative

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costs to build an appropriate infrastructure. A significant portion of this added cost is primarily attributable to our enhanced focus on employee retention and education as mentioned in our previous conference calls. We have spent significant resources on an aggressive orientation strategy, which includes activities that allow selected senior management and myself to meet each new employee within six weeks of hiring. In addition we have implemented initiatives for the fourth quarter that includes a modified corporate orientation for over seventeen hundred employees that have been with Amedisys longer than eighteen months. This means that senior management and myself will have met with each and every Amedisys employee to share our vision and mission by year-end. While the initial cost of this program is high we believe the long-term benefits of employee retention and reducing recruiting costs will create measurable leverage in the future. We believe it is these efforts that have resulted in a growing enthusiasm and increasingly engaging culture, which has contributed significantly to our dynamic growth and success.

We have and continue to add many resources corporately to enhance our human resources, accounting, clinical and compliance oversight. We believe this added overhead is imperative to support our rapidly growing organization. The ongoing focus of our extended growth strategy combined with the more stable reimbursing environment from Medicare well positions Amedisys to be the nations leading Medicare home nursing provider. I would like to conclude my remarks by extending my heartfelt thanks to all of our Amedisys staff whose dedicated efforts have helped us every day to carry out our mission. I will now pass this call to Greg so he can provide a financial overview, which will then be followed by Larry with a brief operational update. Following Larry’s update we will open the call to the Q&A session. Thank you.

GREG BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS: Thanks Bill. I will now discuss financial highlights for the three and the nine months ended September 30th, both with respect to the income statement and the balance sheet as well as comment on both reimbursements and guidance. For the quarter our revenues are $58.5 million, representing an increase of 58 percent on the same quarter of 2003 and reflective of strong internal growth mentioned in the press release as well as the acquisitions of Tenet <Company: Tenet Healthcare Corporation; Ticker: THC; URL: http://www.tenethealth.com/>, (inaudible) and to a lesser extent Metro <Company: Metro Home Health Care: URL: http://www.metrohomehealthequipment.com/> (inaudible) in Richmond. These acquisitions accounted for approximately $9.4 million of the $21.4 million increase in total revenue over the last year. For the nine months our revenues of $162.7 million represent an increase of $62.3 million or 62 percent on the previous year, which again is accounted for both by acquisitions and internal growth.

Our reported gross margins are $32.8 million, reflected a percentage of approximate 56.1 percent of revenue, below the Q2 number of 58.5 and the Q3 number from last year of 59 percent. The decline in gross margin percentage is in general attributable to the fact that the aggregate gross margin percentage for all the acquisitions, particularly the larger ones, Tenet and Metro are running at approximately 49 percent. We believe that the gross margin percentage will improve into the fourth quarter and that this represents an opportunity for the company over the next six to nine months while we bring the acquisitions number more in line with our more mature locations. The company recorded a small decrease in internal revenue per episode in Q3, taking the total to approximately $2,550. Amedisys now completes over twenty thousand episodes of care each quarter and relatively small variations in revenue per episode can cause significant changes to revenue. These numbers will therefore vary from quarter to quarter. For the nine months our gross margin percentage was 57.8 percent, below the 58.9 percent reported for the first nine months of 2003 but again the reasons for the decline are described earlier.

For the quarter our general and administrative expenses at $24.4 million were lower by $800,000 than the second quarter of 2004. This reduction is due to lower employee benefit costs and lower training costs than in the second quarter, offset in part by higher amortization with respect to the various acquisition intangibles. Our G&A expenses were lower than the second quarter on a percentage of revenue basis at 41.7 percent as compared with 44.3 percent in Q2 and significantly lower than the 48.5 percent reported for the third quarter of 2003. For the nine months our general and administrative expenses continued to move lower on a percentage of revenue basis at 43.4 percent and compared with the 50.3 percent reported for the comparable period in 2003, demonstrating the operating leverage discussed previously. Operating income for the quarter of $8.4 million was substantially above the $3.9 million reported in the third quarter last year. And for the nine months operating income totaled $23.4 million, over two and a half times the $8.6 million reported for the comparable period of 2003.

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For the quarter our net income was $5.2 million or 39 cents per diluted share and after a tax provision of 38 percent, compared to the $2.4 million or 24 cents per share in the third quarter of 2003. For the nine months our net income was $14.4 million or $1.12 per diluted share compared with $5 million or 52 cents per share in the comparable period of 2003. With reference to the balance sheet as Bill mentioned our cash balances totaled $93.2 million after receipt of approximately $67.6 million in net proceeds from the equity offering and after making $4.6 million in cash payments for the Richmond acquisition. The company made scheduled debt payments of $1.1 million during this quarter and this rate will continue through to approximately mid 2005. Debt totaled $6.4 million at September 30th, a net increase of $600,000 during the quarter, primarily due to new debt for the Richmond acquisition.

Our Medicare liabilities remained unchanged from June 30th and our day sales outstanding decreased to approximately 34 days from the 37.5 days that I reported on the last call. I indicated on that call that the change of ownership paperwork for the Tenet acquisition was substantially complete and that we would expect the DSA to revert to approximately 35 days as it has in fact done. The company paid approximately $1.6 million in cash taxes during the September quarter and expects to be paying between $1 and $2 million for the current quarter and the expectation is that payments would approximate the tax extent thereafter. Capital expenditures for the quarter totaled $1.75 million, somewhat more than the previous quarter. Of this amount approximately $500,000 related to upgrading computers for the field offices, $350,000 related to the purchase of copiers rather than our previous policy of leasing and a further $250,000 related to software for an imaging project. The number of startups also impacts this number with approximately $50,000 required for each new location. We would now expect the number for fiscal 2004 of approximately $4.75 million as compared with the $3.6 million previously advised. Our preliminary amount for fiscal 2005 is approximately $7 million, which includes amounts for startups, acquisitions and particularly IT spending and it includes new productivity.

Our cash flow was clearly very strong with EBITDA of $9.75 million and cash flow from operations for the quarter at $8.5 million. Reimbursements. To recap the current reimbursement environment (inaudible) all changes that have taken place over the last twelve months our core Medicare reimbursement for Q3 is running approximately 3.6 percent ahead of the first quarter last year. This includes last year’s market basket (ph) impact and the changes enacted in the Prescription Drug Act. Now that the market basket has been finalized for next year Amedisys expects that our weighted average reimbursement for 2005 will be approximately 1.95 percent higher than for 2004.

Guidance. We are reiterating our earnings per share guidance for 2004 to between $1.43 to $1.49 per share on revenues of approximately $224 million and the number of diluted shares will total approximately 13.6 million for the full 2004 year. We have issued preliminary guidance for 2005 as between $1.63 and $1.73 per share excluding the impact of any future acquisitions with the number of shares expected to be approximately 16 million. Revenue is expected to be between $280 and $290 million. Larry will now comment on our operations.

LARRY GRAHAM, CHIEF OPERATING OFFICER, AMEDISYS: Thank you Greg. Our operational strategic plan continues to center on our internal and external growth strategies due in part to our strict adherence to these strategies our third quarter internal growth rate over last year in Medicare admissions is 30 percent. We are certainly pleased with this number and based on a market growing at least 7 to 9 percent annually are confident in our long-term abilities to deliver 15 to 20 percent growth in Medicare admissions. Our total growth rate over the third quarter of last year in Medicare admissions was 52 percent. This strong internal growth rate is also partly attributable to a market growing 7 to 9 percent annually as well as those factors listed in the press release. We see that industry growth trend continuing due largely to the increase in Medicare enrollees and the relative increase in home health spending. Also 7 percent of our third quarter growth rate was due to startups. We continue to focus on growing our business through the implementation of a dual strategy centered on internal growth initiatives via same store sales and an accelerated slate of startups in addition to external growth opportunities via acquisitions that meet our strategic criteria.

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Startups continue to play a critical role in our expansion. For the full year 2003 we opened nine branch locations. Year to date we have opened eleven branches. We plan to open one more in the fourth quarter, totaling twelve for fiscal year 2004. This is in line with what was previously projected on last quarter’s earnings call. For 2005 we plan on opening approximately fifteen new offices. Our plan is to continue with our strategic brand expansion based upon local market opportunities. On the acquisition front we acquired Freedom Home Health of Richmond, Virginia on September 1st. This (inaudible) operation has completed system installation and all initial education of site directors, care force and commissions has been completed. All locations have received the core transition competencies and we are integrating them with focused education and onsite leadership. As previously stated we will continue to evaluate new acquisitions that meet our strategic goals on a go forward basis.

I would like to end my comments with a brief discussion on developments in our quality infrastructure and the disease management program. This quarter Outcomes Concept Systems, a company that provides healthcare organizations, including Amedisys with comparative information solutions awarded a national quality award to Amedisys. Approximately two hundred agencies nation wide submitted data validating their organization improvement in patient outcome. As a company we were recognized for our overall quality infrastructure and delivering positive patient outcomes quarter over quarter and year over year.

I would like to extend my gratitude to every local nurse site manager who has worked hard to implement our quality system. Your efforts are much appreciated. On the disease management side we continue to be on track to complete our chronic obstructive pulmonary disease program by the fourth quarter of this year. We will additionally roll out a better strength program in the fourth quarter. This program focuses on patients who have been discharged after extended hospital stays and are debilitated in their recovery period. The goal of this program is to assist patients in regaining their strength and mobility upon discharge from the hospital.

In summary we are pleased with the third quarter results. We continue to focus on being the premier low cost, high quality provider in home health. We believe that focus and our execution and commitment to clinical excellence will separate us from our competition. I would like to express our appreciation for the continued support of our shareholders, customers, employees and vendors. At this time we will open the call to your questions. Please limit yourself to two questions so that we may allow everyone who wishes to ask a question. Time permitting we will allow for follow up questions. Thank you. Brian or Ian?

OPERATOR: Thank you. The floor is now open for questions. If you have a question please press star, one on your touchtone phone at this time. If at any point your question is answered you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received and we do ask that while you pose your question that you pick up your handset to provide optimum sound quality. Once again ladies and gentlemen if you do have a question you may press star, one on your telephone at this time.

Our first question comes from Art Henderson with Jefferies & Co. <Company: Jefferies & Company, Inc; Ticker: JEF; URL: http://www.jefco.com >. Please go ahead.

ART HENDERSON, JEFFERIES & CO.: Hi good morning. I was wondering Larry if you could talk about the new branch locations. Are these going to be in new markets or existing markets where you’re just trying to saturate your presence there?

LARRY GRAHAM: I would say a majority of them are, enhances an existing market, maybe a territory that we have serviced a little bit with a current site and we’ll open a branch and be able to expand our geographic territory. But there are also other markets that we do a brand new startup that we have previously had no business in and we’re taking on a new market. So it’s a combination of both, Art.

ART HENDERSON: And how long did it take you to sort of ramp that up so that it’s operating you know at capacity?

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LARRY GRAHAM: Sure I’ll give you kind of the lay of the land for startups. It costs us about $250,000 to fully fund a startup. That includes the $50,000 of capital items that Greg mentioned as well as any startup losses. Around about nine months into the startup they’re at break even. About eighteen months they’re performing similar to Amedisys’ operation. So six to nine months to break even, fifteen to eighteen months to start producing on the bottom line.

ART HENDERSON: Ok, all right. That’s helpful. Greg a question for you. Your guidance that you provide for the remainder of the year obviously a pretty wide range for this year. Could you explain why it’s wide and then what is it going to take to get you to the high end of that guidance not only for ‘04 but also for ‘05? In other words what are your assumptions to get to those high ends.

GREG BROWNE: Right. I have to think. The guidance does have a slightly wider range. I think for a couple of reasons. You know, obviously to get to the upper end of the range we’re wanting to see our Medicare admission growth, internal growth numbers continue to be strong. We would expect to see some improvement in the gross margin percentages I indicated and hopefully eventually of course get back next year to where we were with the acquisitions performing to the level of our existing operations and continued expense control. So I think, you know the reasons for the wide range I think is really as we’re going, we’re turning off you know at quarter which is seasonally a little weaker and we’re going into a stronger quarter. But we do have significant acquisitions out there which we’re bringing up to speed and they continue to show improvement so we’ve really, to demonstrate our caution at the rate at which the improvement in operation from our acquisitions flow through the bottom line.

ART HENDERSON: Ok just sort of following on the acquisition and then I’ll jump in the queue, back in the queue you’ve mentioned in the past South Carolina acquisition, a bigger one there and a North Carolina acquisition. Could you give us a little bit of an update on how those negotiations are going?

GREG BROWNE: Arthur you know we have an announced in the past that our acquisitions pipeline is strong. We have in our recent road show we decided our acquisitions would be generally more focused, not exclusively but generally more focused on those states that need systems, which clearly includes both North and South Carolina. I don’t think that at this point we have any further information to impart other than to say that you know we continue to have discussions with possible acquisition candidates and you know at the appropriate time we’ll bring those to the attention of the market when we’re able to close something. That is clearly an important part of our strategic plan going forward.

ART HENDERSON: Ok thank you.

OPERATOR: Thank you. Our next question comes from Eric Gommel with Legg Mason <Company: Legg Mason, Inc.; Ticker: LM; URL: www.leggmason.com>.

ERIC GOMMEL, LEGG MASON: Hi good morning. I was wondering if you could give me a sense of how long you think it’s going to take for your gross margin to kind of kick back up or recover from sort of seasonal low given the acquisitions?

GREG BROWNE: Eric welcome to our call.

ERIC GOMMEL: Thanks.

GREG BROWNE: You know we’ll continue to work on that. The Tenet ones continue to show some improvement and we believe that you know if you look out at the first six, sometime in the first six months of next year we’d expect that acquisition to be performing at the level consistent with our more mature locations. And that’s generally the case with our acquisitions is that by the third quarter, maybe the fourth quarter after the acquisition is completed they tend to get to the level of our existing operations. Sometimes it’s a little slower, sometimes it’s a little faster but that’s generally the case.

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ERIC GOMMEL: Great. And then you commented on additional costs in fourth quarter related to training and stuff. I mean can you quantify that or if there’s something we could expect there dollar wise compared to this quarter?

GREG BROWNE: Eric of course it is built into the guidance that we give for the year, which we were really at $1.43 and $1.49 for this year. That, we’ll have a better feel for the total costs after it’s completed and our anticipation is that you know it’ll be on the order of about a half a million dollars in out of pocket costs, something like that.

ERIC GOMMEL: Great. And then one last question and I’ll get out. As a percentage of revenue your Medicare this quarter as a percentage of total revenue what was that about?

GREG BROWNE: 93 approximately.

ERIC GOMMEL: Great. Thank you.

GREG BROWNE: Thanks.

OPERATOR: Our next question comes from John Ransom with Raymond James <Company: Raymond James; Ticker: RJF; URL: http://www.raymondjames.com>.

JOHN RANSOM, RAYMOND JAMES: Good morning. I wanted to just talk a little bit about the 49 percent gross margin on the acquisitions. First of all could you quantify the dollar of revenue associated with that 49 percent? Was that the $9 million number you mentioned previously?

GREG BROWNE: Yes. Yes John.

JOHN RANSOM: Cause you had $9 million at a 49 percent gross margin. Was that mostly Tenet, or I thought it was Tenet and Metro?

GREG BROWNE: Let me restate that for a minute. When I mentioned that number of $9 million that was the amount by which acquisitions sort of contributed to the growth in revenue.

JOHN RANSOM: I see.

GREG BROWNE: The total amount of acquisitions and the difference here is really whether you include all of Metro or just (inaudible) of Metro from last year but it’s a little bit higher than that. It’s probably about $10.5 to $11 million total revenue. It’s running at about 49 percent.

JOHN RANSOM: Ok. And maybe Larry could jump in here. Could we just understand a little bit what the color is of kind of where they are lacking vis-à-vis your metrics and what the game plan is to get them there and just what kind of went on this quarter that may have, I assume this may have caught you a little bit by surprise and what sort of action items may be in place to bring this revenue stream back to company margins.

LARRY GRAHAM: Sure and I want to reiterate what Greg said for acquisitions typically three or four quarters out is when we start seeing improvement. Also I want to reiterate it is my belief and feeling that this represents a very good opportunity for Amedisys to continue to show improvement with both of those large acquisitions. And to answer your question a little bit more specifically there’s several parameters that obviously impact gross margin. I would say the growth in Medicare admissions typically is not as strong with an acquisition as it is with our existing agencies, mainly because most of our acquisitions don’t have a seasoned or a sales force, certainly with hospital based. Private ones do. So on the Tenet side we have now hired sales people across the board and I expect going into the fourth quarter and first quarter you’ll see some improvement in Medicare admissions on the Tenet side which will obviously help gross margins.

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The other thing is with Tenet it’s a hospital based so they pay all their employees basically salary dollars and there are some productivity issues which we have begun to address but that’s not something you want to do right out of the gate with an acquisition. We’re slowing doing it market by market so you’ll see some improvement in productivity as well as our ability to assist them to monitor episodes in progress both from a clinical quality standpoint and utilization standpoint. Those systems are now in place. On the Metro side it just took us, it was the first large private acquisition we had done, it took us longer than expected to convert them to our computer system. They had their own computer system, we allowed them to stay on that for a little while to get acclimated to our culture. So that took six to nine months to do. So now on the back of that we’ll start seeing some improvements in that area also.

JOHN RANSOM: And I mean, Larry is it, was Tenet recertifying anybody or were they basically discharging their patients after one episode of care?

LARRY GRAHAM: Ten locations and all of them are different. Some of them recert’s were low and some of them they’re about average. On average, again you know I want to point out that our system a couple of weeks prior to discharge will pull an addition and if we’ve had a change in doctor’s orders, a change in medication or a variance on the clinical track then there’s a high probability that we need to recertify a patient. I will tell you that Tenet did not have that system in place.

JOHN RANSOM: Ok.

LARRY GRAHAM: Which I put in place.

JOHN RANSOM: And if you were to, and I’ll jump off after this but let’s say you were to bring that Tenet’s about $25 to $30 million of revenue, if you were to bring net recertification ratio to your average based on your clinical milestones what kind of revenue, what kind of incremental revenue do you think they were leaving on the table because of that?

LARRY GRAHAM: We’d have to get back to you specifically on it John with that it would require a little calculation.

JOHN RANSOM: Is it bigger than a breadbox? I mean is it material or is it just incidental?

LARRY GRAHAM: It could be material.

JOHN RANSOM: Ok.

LARRY GRAHAM: It could be material.

JOHN RANSOM: Thanks a lot. I’ll jump back in.

OPERATOR: Thank you. Our next question comes from Sheryl Skolnick of Fulcrum Global Partners <Company: Fulcrum Global Partners; URL: http://www.fulcrumglobalpartners.com>.

SHERYL SKOLNICK, FULCRUM GLOBAL PARTNERS: Ok good morning gentlemen. Forgive me for asking you to do this but I am a little bit confused. You said that with respect to your expense reduction your dollars actually declined sequentially which obviously was very good and very helpful given that the gross margins were a little down sequentially. So can you walk me through what exactly happened between second quarter and third quarter that you know you had a dollar decline? You said something about benefits. You said something about training but I guess my concern is that if the training is then going to pop back up sort of what weren’t you doing in the third quarter. And then I have another question.

GREG BROWNE: Sheryl thank you. There were a couple of things going on in the third quarter. First of all with respect to health insurance you know we’re fundamentally self-insured every quarter, in fact every month but we make adjustments on a quarterly basis to whatever reserve is in place. That’s all we’ve been doing each…

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SHERYL SKOLNICK: So you had a positive prior period development?

GREG BROWNE: Some prior period. Most of it was current period but some of it was from last year a little bit. There, so, but that’s normally the case this time of the year because clients have run off from last year and whatever you have you let go.

SHERYL SKOLNICK: Ok.

GREG BROWNE: We also saw, referring to your question on training we had a couple of large company meetings in the second quarter for our corporate leadership training and as well as all our sales activities and those expenses were not reported in the current quarter. There was about $600,000 related to those travel and training which is not repeated in the third quarter, although of course as we mention earlier we’ll reappear here in the fourth quarter. So it’s just a coincidence of events.

SHERYL SKOLNICK: Ok so in terms of the health insurance and the reduction in the reserves is that something that’s sustainable going forward or we should sort of go back up to the second quarter run rate as we think about the benefits expense and then make appropriate adjustments to the other G&A.

GREG BROWNE: My feeling about as we go forward is that as you look forward to the fourth quarter and into next year, but particularly the fourth quarter that our gross margin will improve as I mentioned in my comments and I would expect (inaudible) result of benefits and particularly the training exercise that our G&A expenses as a percentage of revenue will pick back up and our operating income will probably remain substantially unchanged or similar on a percentage of revenue basis.

SHERYL SKOLNICK: Got it. Ok that’s very helpful. And you’re the only health care company I know of who didn’t mention Charlie, Francis, Gene, Ivan and a few other things going on. Were you materially affected by that this quarter at all?

BILL BORNE: We have three sites in South Florida that were affected and we have a very small operation in Alabama that was affected but it’s not quantifiable and we felt like since we couldn’t quantify the exact impact and it was certainly not material to our earnings or our earnings per share guidance and that’s why we didn’t mention it.

SHERYL SKOLNICK: Ok. So that’s good. And then if I may just get a sense of your growth rate in the projection of revenue from the, and this is sort of a follow up to a question asked earlier, can you give us a sense of what the assumptions are in a little bit more detail in going from the 2004 revenue projections to the 2005. And in particular you know how much might be the maturation of acquisitions from this year, how much might be attributable to startup given that you’ve already said that you’re comfortable kind of in the mid teens to twenty percent Medicare unit volume growth rate.

GREG BROWNE: Right. Sheryl you’ll see implicit in the revenue guidance that I gave for Q4 that we’re going to be north of $60 million, expectations for Q4. And so we expect to be on a run rate at around (inaudible) $50 million by, with the fourth quarter. Overall we would expect that our, as Larry mentioned that our you know sort of outlook for internal growth in admissions and given that our guidance is based without acquisition our internal growth of admissions is in the 15 to 20 percent range for next year which includes (inaudible). And I think I mentioned that the reimbursement increase is going to be just shy of 2 percent, 1.95 percent. And so that’s how we build up to that revenue number of next year.

SHERYL SKOLNICK: Ok. So it’s not off the revenue run rate. And if I did the math correctly if you get the acquisitions up to the sort of 58, 59 percent gross margin level between now and then it’s about a nickel a quarter. Is that about right?

GREG BROWNE: I would put it slightly less but it could be as much as that, yes.

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SHERYL SKOLNICK: Ok and I’m sorry just one final thing how do we think about the, you know you’ve obviously got a lot of cash. You’re not going to sit on it. The return on the investment in putting that to work in growing the business is significant. So these opportunities cost for the cash on the balance sheet to stay there. So what do we think about in terms of timing? I mean are there things that you could actually get done perhaps in the first quarter and get the benefit of for the balance of the year?

LARRY GRAHAM: Sheryl this is Larry. We have a pipeline of acquisitions that we are looking at. But without saying exactly when we think certain ones will close because I don’t believe you can predict that when you’re negotiating acquisitions but using our model that it takes three or four quarters to get to, in line with Amedisys’ ratio if we were to complete an acquisition in the first quarter you could kind of model it out which is what I think you’re asking for. So it could have an impact in ‘05 if we do some early acquisitions. But we don’t believe that it will have a very significant impact but it all counts on when the timing of an acquisition would be.

SHERYL SKOLNICK: Right. I’m sorry I asked the question. Ok. Fair enough. Thanks a lot.

OPERATOR: Once again ladies and gentlemen if there are any remaining questions you may press star, one on your touchtone phone at this time. Our next question comes from Van Brady with Presidio Management <Company: Presidio Management; URL: http://www.presidiomanagement.com>.

VAN BRADY, PRESIDIO MANAGEMENT: Hi good morning Greg. I’d like to see if we can clarify the revenue amounts in both the second and third quarter that operated the 49 percent gross margin. Now your gross margin went down a couple of points quarter over quarter and you answered one other question saying that I guess in the third quarter there was about $10.5 to $11 million. Some of that was also there in the second quarter as well wasn’t it?

GREG BROWNE: That’s correct Van, that’s right. And it was somewhat less.

VAN BRADY: How much was in the second quarter?

GREG BROWNE: I’d have to go back and double-check that. I don’t have that number with me. I’m sorry.

VAN BRADY: Well to understand why the gross margins went down as much as they did it’s…

GREG BROWNE: Right. It certainly would have been somewhat less.

VAN BRADY: It would be the increment that would be, that penalized earnings for sure and if you’ve done, 9, you have 58 plus percent on $11 million that’s about 9 percent differential, about a million dollars which would be you know roughly 5 cents a share. But all that, some of that penalty would have occurred in the second quarter so I’m just trying to see what the delta would be that…

GREG BROWNE: Look maybe, let me state this, that we don’t attribute all of the decline in gross margins to the performance of you know the change in performance of our acquisitions over the quarter and the increased amount. If I implied that impression I didn’t mean to. It’s substantially applicable for that but we also saw a smaller decline in the revenue per episode from our core business if you like, so the business excluding acquisitions and that was due to a large case mix. And there are other factors at work during the quarter as well. For example we increased the rate at which we reimbursed nurses for mileage costs due to the increased gas prices and so on. So all of that had an impact on the gross margin including you know what Larry alluded to earlier the impact of the hurricanes which had some impact but very difficult for us to quantify that. So you know there are a number of factors. We talked primarily about the acquisitions but that’s not the only factor.

VAN BRADY: Greg?

GREG BROWNE: Yes.

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VAN BRADY: Greg this gets me to the other question I wanted to ask and that is what was the revenue per episode. Now you gave it for the last quarter and made the comment that it would not necessarily stay there. It was definitely a function of case mix and it’s shown quite a jump you know Q2 over Q1. Could you give us what it was this quarter and also remind us what it was in Q1 and Q2?

GREG BROWNE: I think in my comments I mentioned $2,550 approximately. The overall company was approximately $30 lower than what I had mentioned my second quarter conference call. And as you can see from what I mentioned we had over 20,000 episodes of care during the quarter and (inaudible) that comes to $600,000.

VAN BRADY: Ok. And I think we’ve answered this question but just to make sure you said that you’re confident of 15 to 20 percent admission growth with the market growing 7 percent, 7 to 9. But that would also include startups. Is that correct?

GREG BROWNE: That’s correct.

VAN BRADY: Can you give us a feel for how much of that 15 to 20 might be startups and how much might be same store and existing units.

BILL BORNE: I can tell you in quarter three 7 percent of our internal growth rate was due to startups. So that might, 5 to 7 percent might be a good number for you to use going forward.

VAN BRADY: Well so if 5 to 7 percent is startups then the internal growth would be, well, well it could be 8 to 13 percent. Is that right.

BILL BORNE: That’s correct.

OPERATOR: Thank you. Our next question comes from John Ransom with Raymond James.

JOHN RANSOM: Hi. I just wanted to follow up. On your 2005, I’m sorry if I missed this, what should we be thinking about in terms of gross margin and SG&A and also you had mentioned earlier that the Tenet deal was 7 to 10 cents accretive for the back half of ‘04. Should we think of that pre-dilution from the offering being something like a 10 cent number, a delta maybe 20 cents versus 10 cents. Should we be thinking about that kind of help or has the margin origin diminished that, thanks.

GREG BROWNE: Well two questions there John. In terms of our gross margin next year you know we would expect to see operating income as a percentage of revenue roughly in line with where we are. You know the mix between gross margin and SG&A expenses you know will continue, you know we’ll see a gross margin north of 57 next year as I expect to see in the fourth quarter. But you know to be more precise we’ll just have to see how costs develop.

JOHN RANSOM: The Tenet accretion (inaudible).

GREG BROWNE: Yeah I wanted to mention on the Tenet accretion I think on the last call that I made three months ago on this call I made an error when I suggested that the accretion for the Tenet would be 7 to 10 cents. Prior to that we had mentioned 5 to 7 cents and I think I made a mistake on the call last time.

JOHN RANSOM: Ok.

GREG BROWNE: Having said that it would be decreased somewhat and at this point I haven’t, I wouldn’t necessarily change from that 5 to 7 cent number although is hasn’t developed quite as fast as we would like and it might end up being a penny or two less. We’ll just have to see how the final quarter develops.

JOHN RANSOM: All right. Thanks a lot.

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OPERATOR: At this time I’d like to hand it back over to the management team for any closing remarks.

BILL BORNE: Ok thanks. We certainly appreciate everyone’s call despite the fact that we’ve had some minor variances in the revenue and the gross margin we are very confident about our growth potential in the organization in reference to growth and also being able to take advantage of internal opportunities, which will be our focus. We certainly do appreciate everyone’s call this morning and we look forward to our next conference call and hope everybody has a good year end. Thank you.

OPERATOR: Thank you. This does conclude this morning’s teleconference. Please disconnect your lines at this time and have a great day.

END

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